Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2019 Revenues Increased 14% to $646 Million; Increased 12% in Constant Currency

Q2 Fiscal 2019 GAAP EPS of $0.31, Compared to $0.18 in Q2 Fiscal 2018; Q2 Fiscal 2019 Adjusted EPS of $0.36, Compared to $0.19 in Q2 Fiscal 2018

LOS ANGELES, August 29, 2018 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 4, 2018.

Victor Herrero, Chief Executive Officer, commented, “I am pleased to report that our second quarter results finished above the high-end of our expectations for adjusted operating margin and adjusted earnings per share. Overall, total Company revenues increased 14% in U.S. dollars and 12% in constant currency, driven by continued momentum in Europe and Asia. The second quarter marked another quarter of operating margin expansion for the Company, with a 70 basis points increase in GAAP operating margin and 130 basis points increase in adjusted operating margin. In addition, I am very encouraged by the trends in our Americas Retail business where we posted another quarter of positive comps and expanded our operating margin.”

Mr. Herrero concluded, “Overall, I am very pleased by the momentum we are experiencing across the globe. We are now planning for positive comps in all regions, including the Americas. Looking forward, I feel confident that the “turnaround” has only just begun, as we are well positioned to exit this fiscal year with every business segment profitable and the Company firmly on the path to our 7.5% operating margin goal by continuing to execute on our strategic initiatives.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net gains on lease terminations, (ii) asset impairment charges, (iii) certain professional service and legal fees and related costs, and (iv) the related tax effects of these adjustments, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Second Quarter Fiscal 2019 Results

For the second quarter of fiscal 2019, the Company recorded GAAP net earnings of $25.5 million, a 67.8% increase compared to $15.2 million for the second quarter of fiscal 2018. GAAP diluted earnings per share increased 72.2% to $0.31 for the second quarter of fiscal 2019, compared to $0.18 for the prior-year quarter. The Company estimates that currency had a positive impact on diluted earnings per share of $0.05 in the second quarter of fiscal 2019.

For the second quarter of fiscal 2019, the Company recorded adjusted net earnings of $29.5 million, an 83.5% increase compared to $16.1 million for the second quarter of fiscal 2018. Adjusted diluted earnings per share increased 89.5% to $0.36, compared to $0.19 for the prior-year quarter.

Net Revenue. Total net revenue for the second quarter of fiscal 2019 increased 13.7% to $645.9 million, compared to $568.3 million in the prior-year quarter. In constant currency, net revenue increased by 12.2%.

•	Americas Retail revenues decreased 2.0% in U.S. dollars and constant currency. Retail comp sales including e-commerce increased 3% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 4.9% in U.S. dollars and 6.8% in constant currency.

•	Europe revenues increased 22.2% in U.S. dollars and 19.4% in constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and 2% in constant currency.

•	Asia revenues increased 32.0% in U.S. dollars and 29.0% in constant currency. Retail comp sales including e-commerce increased 17% in U.S. dollars and 14% in constant currency.

•	Licensing revenues increased 19.5% in U.S. dollars and constant currency.

Operating Earnings. GAAP earnings from operations for the second quarter of fiscal 2019 increased 34.0% to $31.9 million (including a $0.8 million unfavorable currency translation impact), compared to $23.8 million in the prior-year quarter. GAAP operating margin in the second quarter increased 70 basis points to 4.9%, compared to 4.2% in the prior-year quarter, driven primarily by the favorable impact from higher European wholesale shipments and lower markdowns in Americas Retail, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center and higher retail promotions in Europe. The positive impact of currency on operating margin for the quarter was approximately 10 basis points.

For the second quarter of fiscal 2019, adjusted earnings from operations increased 47.4% to $36.9 million, compared to $25.0 million in the same prior-year quarter. Adjusted operating margin was 5.7%, an increase of 130 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment improved 460 basis points to 2.8% in the second quarter of fiscal 2019, compared to negative 1.8% in the prior-year quarter, driven primarily by the favorable impact from lower markdowns and negotiated rent reductions, partially offset by higher store selling expenses.

•
Operating margin for the Company’s Americas Wholesale segment decreased 50 basis points to 15.5% in the second quarter of fiscal 2019, from 16.0% in the prior-year quarter, due primarily to lower gross margins driven primarily by the liquidation of aged inventory.

•
Operating margin for the Company’s Europe segment decreased 200 basis points to 9.8% in the second quarter of fiscal 2019, from 11.8% in the prior-year quarter, driven primarily by higher distribution costs resulting from the relocation of the Company’s European distribution center and higher retail promotions, partially offset by overall leveraging of expenses resulting from higher wholesale shipments.

•
Operating margin for the Company’s Asia segment decreased 190 basis points to 2.0% in the second quarter of fiscal 2019, from 3.9% in the prior-year quarter, driven primarily by higher expenses resulting from retail expansion in Australia.

•	Operating margin for the Company’s Licensing segment increased 130 basis points to 88.5% in the second quarter of fiscal 2019, compared to 87.2% in the prior-year quarter.

Other net income was $1.4 million for the second quarter of fiscal 2019, which primarily includes net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts and unrealized gains on non-operating assets, partially offset by net unrealized mark-to-market revaluation losses on foreign currency balances, compared to other net expense of $2.2 million in the prior-year quarter.

Six-Month Period Results

For the six months ended August 4, 2018, the Company recorded GAAP net earnings of $4.3 million, compared to GAAP net loss of $6.1 million for the six months ended July 29, 2017. GAAP diluted earnings per share was $0.05 for the six months ended August 4, 2018, compared to GAAP diluted loss per share of $0.08 for the same prior-year period. The Company estimates the positive impact of currency on diluted earnings per share for the six months ended August 4, 2018 was approximately $0.02 per share.

For the six months ended August 4, 2018, the Company recorded adjusted net earnings of $11.6 million, compared to adjusted net loss of $3.3 million for the six months ended July 29, 2017. Adjusted diluted earnings per share were $0.14, compared to adjusted diluted loss per share of $0.04 for the prior-year period.

Net Revenue. Total net revenue for the first six months of fiscal 2019 increased 14.1% to $1.17 billion, compared to $1.02 billion in the same prior-year period. In constant currency, net revenue increased by 10.2%.

•	Americas Retail revenues decreased 1.7% in U.S. dollars and 2.1% in constant currency. Retail comp sales including e-commerce increased 2% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 9.4% in U.S. dollars and 9.1% in constant currency.

•	Europe revenues increased 23.0% in U.S. dollars and 15.4% in constant currency. Retail comp sales including e-commerce increased 9% in U.S. dollars and 2% in constant currency.

•	Asia revenues increased 32.3% in U.S. dollars and 27.1% in constant currency. Retail comp sales including e-commerce increased 20% in U.S. dollars and 15% in constant currency.

•	Licensing revenues increased 21.4% in U.S. dollars and constant currency.

Operating Earnings (Loss). GAAP earnings from operations for the first six months of fiscal 2019 was $7.0 million (including a $4.8 million unfavorable currency translation impact), compared to GAAP operating loss of $1.2 million in the same prior-year period. GAAP operating margin in the first six months of fiscal 2019 increased 70 basis points to 0.6%, compared to negative 0.1% in the prior-year period, driven primarily by lower markdowns in Americas Retail and segment mix, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center. The negative impact of currency on operating margin for the first six months of fiscal 2019 was approximately 20 basis points.

For the six months ended August 4, 2018, adjusted earnings from operations increased 484.8% to $16.4 million, compared to $2.8 million for the six months ended July 29, 2017. Adjusted operating margin was 1.4% for the six months ended August 4, 2018, an increase of 110 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment improved 670 basis points to relatively breakeven in the first six months of fiscal 2019, compared to negative 6.7% in the same prior-year period, driven primarily by the favorable impact from lower markdowns and negotiated rent reductions.

•
Operating margin for the Company’s Americas Wholesale segment decreased 270 basis points to 15.1% in the first six months of fiscal 2019, from 17.8% in the same prior-year period. The decrease in operating margin was due primarily to lower gross margins driven primarily by the liquidation of aged inventory.

•
Operating margin for the Company’s Europe segment decreased 490 basis points to 2.0% in the first six months of fiscal 2019, from 6.9% in the same prior-year period. This decrease was driven primarily by higher distribution costs resulting from the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Asia segment increased 120 basis points to 3.4% in the first six months of fiscal 2019, compared to 2.2% in the same prior-year period. The improvement in operating margin was driven primarily by higher gross margins due mainly to overall leveraging of occupancy costs, partially offset by the higher expenses resulting from retail expansion in Australia.

•	Operating margin for the Company’s Licensing segment increased 280 basis points to 88.4% in the first six months of fiscal 2019, compared to 85.6% in the same prior-year period.

Other net expense was $1.3 million for the first six months of fiscal 2019, which primarily includes net unrealized mark-to-market revaluation losses on foreign currency balances, partially offset by net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts, compared to $0.3 million in the prior-year period.

Impact from Adoption of New Revenue Recognition Standard

The Company adopted a comprehensive new revenue recognition standard during the first quarter of fiscal 2019 under a modified retrospective method that does not restate prior periods to be comparable to the current period presentation. The adoption of this guidance primarily impacted the presentation of advertising contributions received from the Company’s licensees and the related advertising expenditures incurred by the Company. Under previous guidance, the Company recorded advertising contributions received from its licensees and the related advertising expenditures incurred by the Company on a net basis in its consolidated balance sheet. To the extent that the advertising contributions exceeded the Company’s advertising expenditures for its licensees, the excess contribution was treated as a deferred liability and was included in accrued expenses in the Company’s consolidated balance sheet. Under the new revenue recognition standard, advertising contributions and related advertising expenditures related to the Company’s licensing business are recorded on a gross basis. This resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $2.1 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.2 million, $0.5 million, $0.2 million and $0.5 million, respectively, during the three months ended August 4, 2018 compared to the same prior-year quarter. The net impact was approximately $0.6 million increase in earnings from operations for the three months ended August 4, 2018. During the six months ended August 4, 2018, this resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $4.4 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.4 million, $2.3 million, $0.9 million and $1.1 million, respectively, compared to the same prior-year period. The net impact was approximately $0.4 million reduction in earnings from operations for the six months ended August 4, 2018.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 28, 2018 to shareholders of record at the close of business on September 12, 2018.

Outlook

The Company’s expectations for the third quarter ending November 3, 2018 and its updated outlook for the fiscal year ending February 2, 2019 are as follows:

Outlook for Total Company[1]

	Third Quarter of Fiscal 2019	Fiscal Year 2019

Consolidated net revenue in U.S. dollars	increase between 9.0% and 10.0%	increase between 9.0% and 9.5%

Consolidated net revenue in constant currency[2]	increase between 10.5% and 11.5%	increase between 8.0% and 8.5%

GAAP operating margin	2.5% to 3.0%	4.0% to 4.3%

Adjusted operating margin[3]	2.5% to 3.0%	4.4% to 4.7%

Currency impact included in operating margin[4]	30 basis points	0 basis points

GAAP EPS	$0.12 to $0.15	$0.85 to $0.94

Adjusted EPS[3]	$0.12 to $0.15	$0.94 to $1.03

Currency impact included in EPS[4]	$0.02	$0.06

Notes:
1	The Company’s outlook for the third quarter ending November 3, 2018 and the fiscal year ending February 2, 2019 assumes that foreign currency exchange rates remain at prevailing rates.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

3
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2019 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

4	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the third quarter ending November 3, 2018 and the fiscal year ending February 2, 2019 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Third Quarter of Fiscal 2019	Fiscal Year 2019

GAAP operating margin	2.5% to 3.0%	4.0% to 4.3%
Net gains on lease terminations[1]	—	0.0%
Asset impairment charges[2]	—	0.2%
Certain professional service and legal fees and related costs[3]	—	0.2%

Adjusted operating margin	2.5% to 3.0%	4.4% to 4.7%

GAAP earnings per share	$0.12 to $0.15	$0.85 to $0.94
Net gains on lease terminations[1]	—	$0.00
Asset impairment charges[2]	—	$0.04
Certain professional service and legal fees and related costs[3]	—	$0.05

Adjusted earnings per share	$0.12 to $0.15	$0.94 to $1.03

Notes:
1
Amounts for the full fiscal year include net gains on lease terminations recorded during the six months ended August 4, 2018 related primarily to the early termination of certain lease agreements in North America. The adjusted results do not assume any additional gains (losses) from lease terminations as the timing and exact amount of any future charges, if any, are not known.

2
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the six months ended August 4, 2018 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

3
Amounts for the full fiscal year include certain professional service and legal fees and related costs recognized during the six months ended August 4, 2018 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Third Quarter of Fiscal 2019		Fiscal Year 2019

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	up LSD	__	up LSD
Net Revenue	down LSD	down LSD	down LSD	down LSD

Americas Wholesale:
Net Revenue	up mid-teens	up high-teens	up HSD	up HSD

Europe:
Comps	__	up MSD	__	up LSD
Net Revenue	up low-teens	up mid-teens	up low-teens	up low-teens

Asia:
Comps	__	up low-teens	__	up mid-teens
Net Revenue	up mid-twenties	up mid-twenties	up mid-twenties	up low-twenties

Licensing:
Net Revenue[3]	up LSD	__	up HSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.
3
Our outlook includes the impacts of changes resulting from the prospective adoption of the revenue accounting standard in the first quarter of fiscal 2019. Excluding this impact, our guidance for Licensing net revenue would have been down in the mid-single digits in the third quarter of fiscal 2019 and down in the low-single digits for fiscal year 2019.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and six months ended August 4, 2018, the adjusted results exclude the impact of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, and the tax effects of these adjustments, where applicable. For the three and six months ended July 29, 2017, the adjusted results exclude the impact of asset impairment charges and the related tax impact, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under capital leases. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under capital leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on August 29, 2018 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 4, 2018, the Company directly operated 1,061 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 601 additional retail stores worldwide. As of August 4, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost savings and cash needs; and guidance for the third quarter and full year of fiscal 2019, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost reductions; our ability to complete the transfer of our European distribution center without incurring additional shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; obligations arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); risks related to the complexity of the Tax Reform and our ability to accurately interpret and predict its impact on our cash flows and financial condition; significant changes in our provisional estimates of the Tax Reform, changes in U.S. or foreign tax or tariff policy including with respect to apparel and other accessory merchandise; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
	$	%	$	%[1]	$	%	$	%[1]

Product sales	$626,162	96.9%	$551,794	97.1%	$1,127,667	96.6%	$990,114	96.8%
Net royalties[1]	19,709	3.1%	16,498	2.9%	39,493	3.4%	32,523	3.2%
Net revenue[1]	645,871	100.0%	568,292	100.0%	1,167,160	100.0%	1,022,637	100.0%

Cost of product sales[1]	406,440	62.9%	370,265	65.2%	753,791	64.6%	679,968	66.5%
Gross profit	239,431	37.1%	198,027	34.8%	413,369	35.4%	342,669	33.5%

Selling, general and administrative expenses[2]	204,569	31.7%	173,007	30.4%	402,788	34.5%	339,862	33.2%
Net gains on lease terminations	—	0.0%	—	0.0%	(152)	(0.0%)	—	0.0%
Asset impairment charges	2,981	0.5%	1,233	0.2%	3,740	0.3%	3,995	0.4%
Earnings (loss) from operations[2]	31,881	4.9%	23,787	4.2%	6,993	0.6%	(1,188)	(0.1%)

Other income (expense):
Interest expense	(863)	(0.1%)	(544)	(0.1%)	(1,602)	(0.1%)	(958)	(0.1%)
Interest income	1,132	0.2%	1,260	0.2%	2,109	0.1%	2,131	0.2%
Other income (expense), net[2]	1,360	0.2%	(2,169)	(0.4%)	(1,254)	(0.1%)	(281)	(0.0%)
Earnings (loss) before income tax expense	33,510	5.2%	22,334	3.9%	6,246	0.5%	(296)	(0.0%)

Income tax expense	7,776	1.2%	6,453	1.1%	1,499	0.1%	5,050	0.5%
Net earnings (loss)	25,734	4.0%	15,881	2.8%	4,747	0.4%	(5,346)	(0.5%)

Net earnings attributable to noncontrolling interests	204	0.0%	662	0.1%	438	0.0%	728	0.1%
Net earnings (loss) attributable to Guess?, Inc.	$25,530	4.0%	$15,219	2.7%	$4,309	0.4%	$(6,074)	(0.6%)

Net earnings (loss) per common share attributable to common stockholders:

Basic	$0.32		$0.18		$0.05		$(0.08)
Diluted	$0.31		$0.18		$0.05		$(0.08)

Weighted average common shares outstanding attributable to common stockholders:

Basic	80,110		82,396		80,006		82,703
Diluted	81,550		82,763		81,248		82,703

Effective tax rate	23.2%		28.9%		24.0%		(1,706.1%)

Adjusted selling, general and administrative expenses[2,3]:	$202,543	31.4%	$173,007	30.4%	$396,953	34.0%	$339,862	33.2%
Adjusted earnings from operations[2,3]:	$36,888	5.7%	$25,020	4.4%	$16,416	1.4%	$2,807	0.3%
Adjusted net earnings (loss) attributable to Guess?, Inc.[3]:	$29,454	4.6%	$16,051	2.8%	$11,623	1.0%	$(3,300)	(0.3%)
Adjusted diluted earnings (loss) per common share attributable to common stockholders[3]:	$0.36		$0.19		$0.14		$(0.04)
Adjusted effective tax rate[3]:	23.0%		29.1%		23.0%		169.5%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, amounts related to net royalties, net revenue and cost of product sales for the three and six months ended July 29, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported earnings (loss) from operations, net earnings (loss) or net earnings (loss) per share.

2
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, the Company reclassified approximately $0.5 million and $1.1 million, respectively, from selling, general and administrative expenses to other expense, net for the three and six months ended July 29, 2017 to conform to the current period presentation. This reclassification had no impact on previously reported net earnings (loss) or net earnings (loss) per share.

3
The adjusted results for the three and six months ended August 4, 2018 reflect the exclusion of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, and the related tax impacts that were recorded, where applicable. The adjusted results for the three and six months ended July 29, 2017 reflect the exclusion of asset impairment charges and the related tax impact, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and six months ended August 4, 2018 and July 29, 2017.

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Reported GAAP selling, general and administrative expenses	$204,569	$173,007	$402,788	$339,862
Certain professional service and legal fees and related costs[1]	(2,026)	—	(5,835)	—

Adjusted selling, general and administrative expenses	$202,543	$173,007	$396,953	$339,862

Reported GAAP earnings (loss) from operations	$31,881	$23,787	$6,993	$(1,188)
Net gains on lease terminations[2]	—	—	(152)	—
Asset impairment charges[3]	2,981	1,233	3,740	3,995
Certain professional service and legal fees and related costs[1]	2,026	—	5,835	—

Adjusted earnings from operations	$36,888	$25,020	$16,416	$2,807

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$25,530	$15,219	$4,309	$(6,074)
Net gains on lease terminations[2]	—	—	(152)	—
Asset impairment charges[3]	2,981	1,233	3,740	3,995
Certain professional service and legal fees and related costs[1]	2,026	—	5,835	—
Income tax adjustments[4]	(1,083)	(401)	(2,109)	(1,221)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	3,924	832	7,314	2,774

Adjusted net earnings (loss) attributable to Guess?, Inc.	$29,454	$16,051	$11,623	$(3,300)

Reported GAAP income tax expense	$7,776	$6,453	$1,499	$5,050
Income tax adjustments[4]	1,083	401	2,109	1,221

Adjusted income tax expense	$8,859	$6,854	$3,608	$6,271

Adjusted effective tax rate	23.0%	29.1%	23.0%	169.5%

Notes:
1
During the three and six months ended August 4, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

2
During the six months ended August 4, 2018, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements in North America. The net gains on lease terminations were recorded during the three months ended May 5, 2018.

3
During the three and six months ended August 4, 2018 and July 29, 2017, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

4
The income tax effect of the net gains on lease terminations, asset impairment charges and certain professional service and legal fees and related costs was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

		Three Months Ended			Six Months Ended
		August 4,	July 29,	%	August 4,	July 29,	%
		2018	2017	change	2018	2017	change

Net revenue:
	Americas Retail	$197,125	$201,188	(2%)	$368,465	$374,882	(2%)
	Americas Wholesale	34,253	32,658	5%	74,932	68,515	9%
	Europe	311,998	255,215	22%	517,433	420,603	23%
	Asia	82,786	62,733	32%	166,837	126,114	32%
	Licensing[1]	19,709	16,498	19%	39,493	32,523	21%
	Total net revenue[1]	$645,871	$568,292	14%	$1,167,160	$1,022,637	14%

Earnings (loss) from operations:
	Americas Retail[2,3]	$5,582	$(3,555)	257%	$(98)	$(25,136)	100%
	Americas Wholesale[2,3]	5,325	5,238	2%	11,351	12,221	(7%)
	Europe[2,3,4]	30,531	30,058	2%	10,198	29,052	(65%)
	Asia[2,3]	1,634	2,441	(33%)	5,699	2,780	105%
	Licensing[2,3]	17,437	14,389	21%	34,923	27,850	25%
	Total segment earnings from operations[2,4]	60,509	48,571	25%	62,073	46,767	33%

	Corporate overhead[2,4]	(25,647)	(23,551)	9%	(51,492)	(43,960)	17%
	Net gains on lease terminations[2]	—	—		152	—
	Asset impairment charges[2]	(2,981)	(1,233)		(3,740)	(3,995)
	Total earnings (loss) from operations[4]	$31,881	$23,787	34%	$6,993	$(1,188)	689%

Operating margins:
	Americas Retail[2,3]	2.8%	(1.8%)		(0.0%)	(6.7%)
	Americas Wholesale[2,3]	15.5%	16.0%		15.1%	17.8%
	Europe[2,3,4]	9.8%	11.8%		2.0%	6.9%
	Asia[2,3]	2.0%	3.9%		3.4%	2.2%
	Licensing[1,2,3]	88.5%	87.2%		88.4%	85.6%

	GAAP operating margin for total Company[1,4]	4.9%	4.2%		0.6%	(0.1%)
	Net gains on lease terminations[2]	0.0%	0.0%		0.0%	0.0%
	Asset impairment charges[2]	0.5%	0.2%		0.3%	0.4%
	Certain professional service and legal fees and related costs	0.3%	0.0%		0.5%	0.0%
	Adjusted operating margin for total Company[1,4]	5.7%	4.4%		1.4%	0.3%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three and six months ended July 29, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported earnings (loss) from operations.

2
During the third quarter of fiscal 2018, segment results were adjusted to exclude corporate performance-based compensation costs, net gains (losses) on lease terminations and asset impairment charges due the fact that these items are no longer included in the segment results provided to the Company’s chief operating decision maker in order to allocate resources and assess performance. Accordingly, segment results have been adjusted for the three and six months ended July 29, 2017 to conform to the current period presentation.

3
During the first quarter of fiscal 2019, the Company changed the segment accountability for funds received from licensees on the Company’s purchases of its licensed products. These amounts were treated as a reduction of cost of product sales within the Licensing segment but now are considered in the results of the segments that control the respective purchases for purposes of segment performance evaluation. Accordingly, segment results for the three and six months ended July 29, 2017 have been adjusted to conform to the current period presentation.

4
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, earnings (loss) from operations and segment results for the three and six months ended July 29, 2017 have been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	August 4, 2018			July 29, 2017	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$197,125	$24	$197,149	$201,188	(2%)	(2%)
Americas Wholesale	34,253	628	34,881	32,658	5%	7%
Europe	311,998	(7,250)	304,748	255,215	22%	19%
Asia	82,786	(1,845)	80,941	62,733	32%	29%
Licensing[1]	19,709	—	19,709	16,498	19%	19%
Total net revenue[1]	$645,871	$(8,443)	$637,428	$568,292	14%	12%

	Six Months Ended
	August 4, 2018			July 29, 2017	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$368,465	$(1,356)	$367,109	$374,882	(2%)	(2%)
Americas Wholesale	74,932	(159)	74,773	68,515	9%	9%
Europe	517,433	(32,215)	485,218	420,603	23%	15%
Asia	166,837	(6,588)	160,249	126,114	32%	27%
Licensing[1]	39,493	—	39,493	32,523	21%	21%
Total net revenue[1]	$1,167,160	$(40,318)	$1,126,842	$1,022,637	14%	10%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three and six months ended July 29, 2017 has been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 4,	February 3,	July 29,
	2018	2018	2017

ASSETS

Cash and cash equivalents	$219,062	$367,441	$316,543

Receivables, net	283,375	259,996	233,635

Inventories	464,531	428,304	436,044

Other current assets	86,030	52,964	61,208

Property and equipment, net	288,740	294,254	275,417

Restricted cash	372	241	1,258

Other assets	247,788	252,434	253,102

Total Assets	$1,589,898	$1,655,634	$1,577,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$3,504	$2,845	$2,033

Other current liabilities	466,385	465,000	374,628

Long-term debt and capital lease obligations	36,945	39,196	39,214

Other long-term liabilities	212,032	209,528	185,253

Redeemable and nonredeemable noncontrolling interests	19,163	22,246	20,264

Guess?, Inc. stockholders’ equity	851,869	916,819	955,815

Total Liabilities and Stockholders’ Equity	$1,589,898	$1,655,634	$1,577,207

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 4,	July 29,
	2018	2017

Net cash used in operating activities	$(21,652)	$(9,665)

Net cash used in investing activities	(53,223)	(39,537)

Net cash used in financing activities	(56,792)	(55,091)

Effect of exchange rates on cash, cash equivalents and restricted cash	(16,581)	24,444

Net change in cash, cash equivalents and restricted cash	(148,248)	(79,849)

Cash, cash equivalents and restricted cash at the beginning of the year	367,682	397,650

Cash, cash equivalents and restricted cash at the end of the period	$219,434	$317,801

Supplemental information:

Depreciation and amortization	$33,045	$30,585

Rent	$142,805	$132,816

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[1]	$1,164	$17,522

Notes:
1
During the second quarter of fiscal 2019, the Company entered into a capital lease for $1.2 million related primarily to computer hardware and software. During the second quarter of fiscal 2018, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $16.0 million for equipment used in the new facility. During the second quarter of fiscal 2018, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	August 4,	July 29,
	2018	2017

Net cash used in operating activities	$(21,652)	$(9,665)

Less: Purchases of property and equipment	(46,006)	(39,591)

Less: Payments for property and equipment under capital leases	(776)	(150)

Free cash flow	$(68,434)	$(49,406)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of August 4, 2018
	Stores			Concessions
		Directly	Partner		Directly	Partner
Region	Total	Operated	Operated	Total	Operated	Operated

United States	295	293	2	1	—	1
Canada	86	86	—	—	—	—
Central and South America	104	61	43	27	27	—

Total Americas	485	440	45	28	27	1

Europe and the Middle East	674	440	234	36	36	—
Asia and the Pacific	503	181	322	365	174	191

Total	1,662	1,061	601	429	237	192

	As of July 29, 2017
	Stores			Concessions
		Directly	Partner		Directly	Partner
Region	Total	Operated	Operated	Total	Operated	Operated

United States	320	318	2	1	—	1
Canada	104	104	—	—	—	—
Central and South America	94	51	43	27	27	—

Total Americas	518	473	45	28	27	1

Europe and the Middle East	646	363	283	30	30	—
Asia and the Pacific	480	109	371	374	188	186

Total	1,644	945	699	432	245	187